Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the A.O Smith Combined Incentive Compensation Plan of our reports dated February 13, 2024, with respect to the consolidated financial statements and schedule of A. O. Smith Corporation and the effectiveness of internal control over financial reporting of A. O. Smith Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Milwaukee, Wisconsin

April 4, 2024